THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS AMENDED AND RESTATED PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS AMENDED AND RESTATED PROMISSORY NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED PROMISSORY NOTE

New York, NY

$20,827,193.13	February 28, 2012

FOR VALUE RECEIVED, MOTRICITY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of High River Limited Partnership, a Delaware limited partnership (the “Lender”), at the offices of Lender at
767 Fifth Avenue, 46th Floor, New York, NY 10153, or at such other place as the Lender or any holder hereof may from time to time designate, the principal sum of Twenty Million Eight Hundred Twenty-Seven Thousand One Hundred Ninety-Three and 13/100 Dollars ($20,827,193.13) in lawful money of the United States of America and in immediately available funds, on August 28, 2013, or earlier as hereinafter provided (including, without limitation, as provided in Sections 4(d) and 6(b) of this Note), together with any capitalized interest that is added to the principal balance hereof as provided herein, together with interest as set forth herein and all other Obligations. This Amended and Restated Promissory Note (the “Note”) evidences loans advanced for the benefit of the Borrower on September 16, 2011, capitalized interest added thereto through the date hereof and other interest accrued thereon through the date hereof, and the amounts of such capitalized interest and all other Obligations described herein.
1. Interest; Paid-in-Kind Interest. Borrower hereby promises to pay interest to Lender on the unpaid principal balance hereof and on all other outstanding Obligations hereunder at an interest rate equal to nine percent (9.00%) per annum. All computations of interest shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day as well as the date of payment) occurring in the period for which such interest is payable. Such interest shall accrue from and after the date hereof and be paid in lawful money of the United States of America at said office or place on the first day of each third calendar month, in arrears, commencing on March 1, 2012, until the Obligations evidenced by this Note are paid in full in lawful money of the United States of America, provided that until the principal of this Note becomes due, any such interest payments required hereunder shall be “paid in kind” by capitalizing such interest amounts and adding them to the principal balance of this Note such that interest shall become payable thereon as it is with respect to the initial principal amount hereof; provided further that any unpaid interest, together with all other Obligations, shall become due and payable in lawful money of the United States of America and in immediately available funds, on August 28, 2013, or earlier as hereinafter provided (including, without limitation, as provided in Sections 4(d) and 6(b) of this Note). Immediately upon the occurrence of an Event of Default and until this Note has been paid in full, without notice by Lender, all Obligations outstanding hereunder shall accrue interest at a rate equal to two percent (2%) per annum in excess of the interest rate in effect immediately prior to the occurrence of such Event of Default. Any payment of interest or any other Obligation that becomes due on a day that is not a Business Day shall become due on the next following Business Day. Notwithstanding the foregoing, interest payable upon and after the occurrence of an Event of Default, together with principal and all other Obligations shall be payable upon demand (provided, that, upon the occurrence of any Event of Default described in Sections 5(c), 5(d) and 5(e) of this Note, all Obligations shall automatically become immediately due and payable).

2. Security. All Obligations outstanding from time to time hereunder shall be secured by the Collateral and Secured Property, as such terms are defined in any one or more of the Security Agreements.
3. Representations and Warranties. Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Note):
(a)    Corporate Existence, Power and Authority. Borrower is a corporation duly organized and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Note, the other Loan Documents and the transactions contemplated hereunder and thereunder (i) are all within Borrower's powers, (ii) have been duly authorized, (iii) are not in contravention of law or the terms of Borrower's certificate of incorporation/organization, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower or any of its Subsidiaries (except pursuant to the Security Agreements).
(b)     Enforceability. This Note and the other Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting creditors’ rights or general principles of equity.
(c)    Name. The exact legal name of Borrower is as set forth on the signature page of this Note.

(d)    Approvals. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery, performance, issuance, sale and delivery of this Note and consummation by the Borrower of the transactions contemplated hereby except those which have been obtained.
(e)    Accounts Receivable. As of the date hereof, the face amount of the Eligible Accounts Receivable held by the Borrower and the Guarantors is equal to at least 70% of the face amount of the aggregate consolidated Eligible Accounts Receivable held by the Borrower and its Subsidiaries.
(f)    Original Note. Other than Defaults and Events of Default that have been waived in writing, separate herefrom, by the Lender, there has not occurred and does not exist any Default or Event of Default under the Original Note.
(g)    Survival of Warranties; Cumulative. All representations and warranties contained in this Note or any of the other Loan Documents shall survive the execution and delivery of this Note and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.
4.    Affirmative and Negative Covenants.
(a)    Maintenance of Existence; Changes to Name and Type of Organization. Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto, as applicable, and maintain in full force and effect all approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently or proposed to be conducted. Borrower shall not change its name unless Lender shall have received not less than thirty (30) days prior written notice of such proposed change of name, which notice shall accurately set forth the new legal name of Borrower. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.
(b)    Financial Statements and Other Information.
(i)    Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to its assets and the business of Borrower, in accordance with GAAP.
(ii)    Borrower shall promptly notify Lender in writing of the details of: (A) any order, judgment or decree in excess of $50,000.00 shall have been entered against Borrower’s assets; (B) any notification of a material violation of laws or regulations received by Borrower; and (C) the occurrence of any Default or Event of Default.
(c)    Consolidation, Merger, Dissolution, Etc. The Borrower shall not directly or indirectly do any of the following, or permit any of its Subsidiaries to do any of the following:

(i)    merge into or with or consolidate with any other entity or person or permit any other entity or person to merge into or with or consolidate with Borrower or any Guarantor (provided that a Subsidiary of Borrower (other than the Canadian Guarantor) may merge with another Subsidiary of the Borrower or with Borrower (other than the Canadian Guarantor), as long as the Borrower or a Guarantor is the entity surviving any merger involving a Guarantor and such other entity (other than the Borrower), and the Borrower is the entity surviving any such merger involving the Borrower);
(ii)    wind up, liquidate or dissolve; or

(iii)    agree to do any of the foregoing;

provided, however, that clauses 4(c)(ii) and (iii) (to the extent relating to clause 4(c)(ii)) shall not apply to any Non-Material Subsidiary.

(d)    Mandatory Prepayment. If at any time that any Obligation is outstanding, a Corporate Transaction occurs, the Borrower shall pay, or cause to be paid, in each case simultaneously with the consummation of such Corporate Transaction to Lender an amount equal to the entire amount of Cash Net Proceeds, up to the amount of the Obligations then outstanding; provided, however, that no payment shall be required to be made under this Section 6(d) until the cumulative amount of Cash Net Proceeds from the date hereof through such date that is otherwise required by this Section 3(d) to be paid is at least $200,000, and then only the amount of Cash Net Proceeds in excess of $200,000 (measured on a cumulative basis from and after the date hereof) shall be required to be paid under this Section 3(d). If all Obligations are so repaid as a consequence thereof, the Lender shall promptly following such repayment deliver this Note to the Borrower for cancellation.

(e)    Encumbrances. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, create, incur, assume, be subject to, or suffer to exist after the date hereof any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever (a “Lien”) on any of the assets or properties of the Borrower or any Material Subsidiary or file or authorize any other person or entity to file, on or after the date hereof, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, other than security interest, mortgage, pledge, lien, charge or other encumbrance that constitutes (each of the following items, “Permitted Liens”):

(i)
Liens (A) in favor of Silicon Valley Bank to the extent described in the payoff letter from Silicon Valley Bank dated as of the Original Closing Date with respect to cash collateral arrangements existing on the Original Closing Date or (B) arising under this Agreement and the other Loan Documents;

(ii)
Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower or the applicable Subsidiary of the Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury

Regulations adopted thereunder;

(iii)
purchase money Liens (A) on equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the equipment securing no more than Fifty Thousand Dollars ($50,000) at any time in the aggregate, or (B) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of such acquired equipment;

(iv)
Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities not to exceed Fifty Thousand Dollars ($50,000) at any time in the aggregate and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(v)
Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred, in each case, in the ordinary course of business (other than Liens imposed by ERISA);

(vi)
Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (i) and (iii) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(vii)
leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s or a Borrower’s Subsidiary’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(viii)	non-exclusive license of intellectual property granted to third parties in the ordinary course of business; and

(ix)	Liens arising from attachments or judgments, orders, or decrees in an amount less than $50,000 at any time in the aggregate.

(f)    Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, any Indebtedness, or guarantee, assume, endorse, or otherwise hereafter become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other entity or person, in each case, other than Indebtedness that constitutes (each of the following items, “Permitted Indebtedness”):

(i)	Borrower’s Indebtedness to Lender under this Note and the other Loan Documents;

(ii)	Indebtedness in favor of Silicon Valley Bank to the extent described in the payoff letter from Silicon Valley Bank dated as of the Original Closing Date with respect to cash collateral arrangements;

(iii)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(iv)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(v)    Indebtedness secured by Permitted Liens;

(vi)	unsecured Indebtedness in principal amount not to exceed $50,000 at any time in the aggregate;

(vii)	any earn out obligations due pursuant to the Arrangement Agreement dated as of March 12, 2011 by and among Adenyo, Inc., 776150 Canada Inc., Motricity, Inc. and other parties thereto; or

(viii)
extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (i), (ii) and (v) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or the applicable Subsidiary of Borrower, as the case may be.

(g)    Dividends/Distributions. Borrower shall not pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that: (i) Borrower may convert any of its convertible securities into shares of its common stock pursuant to the terms of such convertible securities as in effect on the date hereof; (ii) Borrower may pay dividends solely in common stock of Borrower; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; and (iv) Borrower may pay dividends under preferred stock of Borrower, up to a liquidation preference of $30,000,000.00 plus accrued dividends thereon, issued in connection with a Qualifying Rights Offering.
(h)    Guaranties and Accounts Receivable. In the event that as of the last day of any month, the face amount of the Eligible Accounts Receivable (as defined below) held by the Borrower and Guarantors in the aggregate is equal to less than 65% of the face amount of the aggregate consolidated Eligible Accounts Receivable held by the Borrower, Guarantors and the other

Subsidiaries of Borrower, the Borrower shall within five (5) Business Days cause one or more of its Subsidiaries to execute and deliver a guaranty to Lender with respect to the Obligations, in form and substance reasonably acceptable to Lender, such that after delivering such guaranty or guaranties, the face amount of the Eligible Accounts Receivable held by the Borrower and such Guarantor(s) (including any new Guarantors) is equal to at least 65% of the face amount of the aggregate consolidated Eligible Accounts Receivable held by the Borrower, Guarantors and the other Subsidiaries of Borrower. The term “Eligible Accounts Receivable”, as used herein, shall mean accounts receivable that (i) as of any date, are not more than 60 days past due and (ii) would be required to be shown on the balance sheet of the Borrower or such Guarantor or such Subsidiary of Borrower, as applicable, all in accordance with GAAP.
(i)    Sale Leasebacks. Borrower shall not enter, and shall not permit any of its Subsidiaries to enter, into any sale leaseback or similar transactions whereby Borrower or any of its Subsidiaries leases back assets that it has sold.
(j)    Use of Proceeds. Borrower used the proceeds of the loan evidenced hereby to repay all indebtedness outstanding on the Original Closing Date to Silicon Valley Bank (other than contingent obligations, as to which the Borrower used the proceeds of the loan evidenced hereby to cash collateralize such contingent obligations), and thereafter shall use such proceeds for corporate purposes of Borrower or its Subsidiaries.

(k)    Costs and Expenses. Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Note, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: a) all costs and expenses of filing or recording (including Uniform Commercial Code and PPSA financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); a) costs and expenses and fees for insurance premiums, appraisal fees and search fees, together with Lender’s customary charges and fees with respect thereto; a) costs and expenses of preserving and protecting the Collateral; a) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Note and the other Loan Documents (including, without limitation, the Guaranties) or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and legal and other consultations concerning any of the foregoing matters); and a) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.
(l)    Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at Borrower’s expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Note or any of the other Loan Documents, including, without limitation to reform this Note to re-confirm any payment obligation that is found to be invalid or unenforceable, in a manner such that it becomes valid and enforceable.
5.    Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
(a)     Borrower or any Guarantor fails to pay any of the Obligations when due;
(b)    any representation, warranty or statement of fact made by Borrower or any Guarantor to Lender in this Note, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;
(c)    Borrower, any Guarantor, or any Material Subsidiary (i) makes an assignment for the benefit of creditors, (ii) makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them, (iii) fails to generally pay its debts as such debts become due, (iv) admits in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, (v) institutes or has instituted against it any proceeding seeking (A) the possession, foreclosure, seizure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of its assets, (B) to adjudicate it a bankrupt or insolvent, (C) any liquidation, winding-up, reorganization (in each case, other than as specifically permitted hereunder), arrangement (other than as specifically permitted hereunder), protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, incorporation law or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (D) the entry of an order for relief or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its assets, and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its assets) shall occur, or (vi) its board of directors or other applicable governing body adopts any resolution or otherwise authorizes action to approve any of the foregoing actions;
(d)    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any Canadian Debtor Relief Laws or other insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower, any Guarantor, or any Material Subsidiary or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower, any Guarantor, or any Material Subsidiary shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(e)    a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any Canadian Debtor Relief Laws or other insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower, any Guarantor, or any Material Subsidiary or for all or any part of its property;
(f)    any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);
(g)    (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 4(c), (d), (g), (h), and (i) hereof, or any Guarantor shall fail to perform or observe any similar provision in the Guaranty applicable to it;
(ii) Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained herein or in any of the other Loan Documents on its part to be performed or observed if such failure is not remedied to the reasonable satisfaction of Lender within 10 days after the earlier of the date on which (xi) any officer of Borrower or any Guarantor becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by Lender;
(h)    any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the applicable Guaranty or any other agreement of such party in favor of Lender;
(i)    any ownership change (within the meaning of Section 382) occurs which results in a substantial limitation on the ability of Borrower (or a Subsidiary of Borrower) to use otherwise available Tax Benefits in the current year or any future year, provided that if at the time of such ownership change the Tax Benefits otherwise available for use by Borrower (or a Subsidiary of Borrower) in the current year or any future year are greater than $25,000,000.00, then such ownership change shall in all events be deemed to result in a substantial limitation; other than, any such ownership changes directly caused by the trading activities of Lender or any Affiliate of Lender in Borrower’s securities, unless such ownership changes occur (i) at a time when, based on filings on forms 13-d or 13-g that have been filed as of such time, it would not have appeared that any ownership change would have resulted from such trading activity, (ii) as a result of purchases by Lender or any Affiliate of Lender in a Qualifying Rights Offering, or (iii) if Lender or any one of its Affiliates has provided written notice to the Borrower of such possible trading activities at least 5 days prior thereto (a “Trading Notice”), and the Lender or such Affiliate, as applicable, does not receive a written notice from the Borrower to the Lender or such Affiliate, as applicable, within 5 days following the delivery of such Trading Notice, that the possible trading activity described in the Trading Notice would trigger such an ownership change (a “Trading Response”); provided, however, that (X) if such ownership change occurs prior to June 14, 2012, it shall become an Event of Default at the earlier of (i) 12:01 a.m. (New York time) on June 14, 2012, and (ii) the closing of a Qualifying Rights Offering; and (Y) it shall immediately become an Event of Default, if such ownership change occurs on or following the earliest to occur of (i) June 14, 2012 or (ii) the closing of a Qualifying Rights Offering. For the avoidance of doubt, (A) the absence of taxable income in the year of such ownership change shall not be deemed to mean there are no otherwise available Tax Benefits; and (B) trading activities of Lender or any of its Affiliates that make it more likely that another owner shift (within the meaning of Section 382) would result in an ownership change (within the meaning of Section 382), where such trading activities did not themselves ultimately trigger the ownership change, shall be deemed not to have directly caused such ownership change);
(j)    any Change in Control;
(k)    the consummation of a sale of the Borrower’s mobile advertising, marketing and analytics division or the business associated therewith; or
(l)    the liquidation preference of any preferred stock issued by Borrower or any of its Subsidiaries after the date hereof becomes due and payable, either at the stated maturity or otherwise, or any holder of such shares of preferred stock becomes entitled to exercise any mandatory redemption or other right to put its shares of preferred stock to Borrower or any of its Subsidiaries for redemption.

6.    Remedies.
(a)    At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Note, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Guarantor except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Loan Documents, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Guarantor of this Note or any of the other Loan Documents. Lender may at any time or times, proceed directly against Borrower or any Guarantor to collect the Obligations without prior recourse to the Collateral or any other collateral.
(b)    Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 5(c), 5(d) and 5(e) of this Note, all

Obligations shall automatically become immediately due and payable).
(c)    Without limiting the foregoing, or any of the Lender’s rights under the Security Agreements, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion (i) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral and/or (ii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.
(d)     Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses as set forth in Section 4(k) hereof.
7.    Waivers.

(a)    Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Note, any other Loan Documents, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting Lender’s gross negligence or willful misconduct relating to this Note or the Loan Documents. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Note or the other Loan Documents. Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Note or any of the other Loan Documents and (ii) acknowledges that in entering into this Note and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section and elsewhere herein and in the other Loan Documents.

(b)    Borrower (i) waives diligence, demand, presentment, protest and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral, this Note and/or any of the other Loan Documents, except such as are expressly provided for herein, (ii) agrees that it will not be necessary for Lender to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Borrower is expressly hereby waived by Borrower. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

(c)    Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by Lender as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.
(d)    Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Note, any of the other Loan Documents, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
8.    Amendments and Waivers.

Neither this Note nor any other Loan Documents nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Lender, and as to amendments to any of the Loan Documents, also by Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to Lender only in the specific instance and for the specific purpose for which given.
9.    Indemnification. (a)    Subject to Section 9(b) of this Note, Borrower shall indemnify and hold Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Note, any other Loan Documents, the Collateral or any undertaking or proceeding related to any of the transactions contemplated hereby or thereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrower shall not have any obligation under this Section to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to such Indemnitee in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note, any of the other Loan Documents, the Collateral or any undertaking or transaction contemplated hereby and/or thereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Note, any of the other Loan Documents, the Collateral or the transaction contemplated hereby or thereby. All amounts due to an Indemnitee under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of the Loan Documents.
(b)     (i) Notice. Promptly after receipt by Indemnitee of written notice of the commencement of any matter for which Indemnitee is entitled to payment under Section 9(a) of this Note, Indemnitee will, if a claim in respect thereof is to be made against the Borrower under this Note, notify the Borrower thereof; but the omission so to notify the Borrower will not relieve it from any liability that it may have to Indemnitee, except as provided in Section 9(b)(iii). The Borrower shall pay such indemnifiable amounts to Indemnitee within ten (10) days following receipt of the request.
(ii) Defense. With respect to any matter as to which Indemnitee notifies the Borrower thereof, the Borrower will be entitled to participate in any proceeding at its own expense and except as otherwise provided below, to the extent the Borrower so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Borrower to Indemnitee of its election to assume the defense of any proceeding, the Borrower will not be liable to Indemnitee under this Note or otherwise for any expenses subsequently incurred by Indemnitee under this Note with respect to such defense except as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such proceeding, but all expenses related thereto incurred after notice from the Borrower of its assumption of the defense shall be at Indemnitee’s expense unless: (A) the employment of counsel by Indemnitee has been authorized by the Borrower, (B) counsel to Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Borrower in the defense of the proceeding, or (C) the Borrower shall not in fact have employed counsel reasonably acceptable to Indemnitee to assume the defense of such proceeding within three (3) Business Days after being requested to do so by Indemnitee, in each of which case all expenses of the proceeding shall be borne by the Borrower. The Borrower shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Borrower or as to which Indemnitee shall have made the determination provided for in clause (B) above.
(iii) Settlement of Claims. The Borrower shall not be liable to indemnify Indemnitee under this Note for any amounts paid in settlement of any proceeding effected without the Borrower’s written consent. The Borrower shall not settle any proceeding in any matter that would impose any censure, restriction, obligation, penalty or limitation on Indemnitee, without Indemnitee’s written consent. Either Borrower or Indemnitee may withhold their consent in their sole discretion; provided that neither the Borrower nor Indemnitee will unreasonably withhold their consent to the amount of any proposed settlement. The Borrower shall not be liable to indemnify Indemnitee under this Note with regard to any judicial award if the Borrower was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; provided that the Borrower’s liability hereunder shall not be excused: (A) if Indemnitee had no notice of the action giving rise to such liability prior to the point in time at which Borrower could have had a reasonable opportunity to participate in the defense of such action; (B) if participation in the proceeding by the Borrower was barred by this Note or (C) to the extent that the Borrower’s lack of such opportunity did not prejudice the Borrower.
10.    Interpretive Provisions.
(a)    All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Note.
(b)    All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
(c)    All references to Borrower, Lender and/or any other Indemnitee pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
(d)    Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Documents, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
11.    Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing, except that Trading Notices and Trading Responses may be delivered by electronic mail, in which case they shall become effective immediately upon confirmation of receipt. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	Motricity, Inc. 601 108th Avenue NE, Suite 900 Bellevue, WA 98004 Attn: CEO Telephone No.: 425-638-8200 Fax: 425-957-6201

with a copy to:	Brown Rudnick LLP One Financial Center Boston, MA 02111 Attn: Nina G. Andersson, Esq. Fax: 617-856-8201 Email: nandersson@brownrudnick.com
If to Lender:	High River Limited Partnership c/o Icahn Associates Corp. 47th Floor 767 Fifth Avenue New York, NY 10153 Attn: General Counsel Telephone No.: 212-702-4300 Telecopy No.: 212-688-1158

12.    Miscellaneous.

(a)    Partial Invalidity. If any provision of this Note is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Note as a whole, but this Note shall be construed as though it did not contain the particular provision held to be invalid or unenforceable, reformed as provided in Section 4(l) hereof if appropriate, and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
(b)    Successors. This Note and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by Lender and Borrower and their respective successors and assigns, except that Borrower shall not assign any of its rights under this Note and the other Loan Documents without the prior written consent of Lender. Any such purported assignment without such express prior written consent of Lender shall be void. Lender may assign all or a portion of the rights and Obligations evidenced by this Note at any time, each of which assignees shall become a party to this Note as a lender by execution of an assignment and acceptance and to the extent that rights and Obligations hereunder have been assigned to such assignee pursuant to such assignment and acceptance such assignee shall have the rights and Obligations of Lender hereunder and the assigning Lender shall, to the extent that rights and Obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Note.
(c)    Entire Agreement. This Note, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Note and any schedule or exhibit hereto, the terms of this Note shall govern.

(d)    Prepayment. This Note may be prepaid in whole or part at any time, without penalty or premium provided that any prepayments made shall be applied to the Obligations then outstanding in the order and manner determined by Lender in its sole discretion.
(e)    Setoff.    Upon the occurrence and during the continuation of any Event of Default, Lender shall have the right, but not the obligation to setoff against this Note any monetary obligations owed by Lender to Borrower, if any.
13.    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver
(a)    The validity, interpretation and enforcement of this Note and the other Loan Documents and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).
(b)    Borrower irrevocably consents and submits to the non-exclusive jurisdiction of the Superior Courts located within New York County, New York and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note or any of the other Loan Documents or in any way in connection with or related or incidental to the dealings of Borrower and Lender in respect of this Note or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Borrower and Lender or the conduct of such persons in connection with this Note or any of the other Loan Documents shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or any of its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on such assets or to otherwise enforce its rights against Borrower or any of its property).
(c)    Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to it and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.
(d)    BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION,
(i)    ARISING UNDER THIS NOTE AND/OR THE OTHER LOAN DOCUMENTS, OR
(ii)    IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO

THE DEALINGS BETWEEN BORROWER AND LENDER IN RESPECT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.
BORROWER HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE AND THE OTHER LOAN DOCUMENTS ARE A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES SUCH RIGHTS AS IT MAY HAVE TO NOTICE AND/OR HEARING UNDER ANY APPLICABLE FEDERAL OR STATE LAWS PERTAINING TO THE EXERCISE BY LENDER OF SUCH RIGHTS AS THE LENDER MAY HAVE REGARDING THE RIGHT TO SEEK PREJUDGMENT REMEDIES AND/OR DEPRIVE BORROWER OF OR AFFECT THE USE OF OR POSSESSION OR ENJOYMENT OF BORROWER’S PROPERTY PRIOR TO THE RENDITION OF A FINAL JUDGMENT AGAINST BORROWER. BORROWER FURTHER WAIVES ANY RIGHT IT MAY HAVE TO REQUIRE LENDER TO PROVIDE A BOND OR OTHER SECURITY AS A PRECONDITION TO OR IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT BY LENDER, AND WAIVES ANY OBJECTION TO THE ISSUANCE OF SUCH PREJUDGMENT REMEDY BASED ON ANY OFFSETS, CLAIMS, DEFENSES OR COUNTERCLAIMS TO ANY ACTION BROUGHT BY THE LENDER.
14.    Definitions. For purposes of this Note, the following terms shall have the respective meanings given to them below:
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Borrower Buy Back” shall mean the acquisition of Borrower Voting Securities (as defined in the definition of “Change in Control” below) by Borrower in a stock buy back program conducted by Borrower under Rule 10b-18 of the Exchange Act or an issuer tender offer conducted by Borrower in accordance with Rule 13e of the Exchange Act.
“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Washington, so long as it is a day on which Lender is open for the transaction of business.
“Canadian Collateral” means the Secured Property, as defined in the Canadian Security Agreement.
“Canadian Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship,

bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally.
“Canadian Guarantor” shall mean Motricity Canada Inc., together with its successors and permitted assigns.
“Canadian Security Agreement” shall mean Canadian Security Agreement dated as of February 28, 2012 by and between Canadian Guarantor and Lender, as amended, restated, supplemented and/or otherwise modified from time to time.
“Cash Net Proceeds” shall mean the excess, if any, of (a) the sum of cash and cash equivalents received in connection with a Corporate Transaction over (b) the sum of (i) the amount required to pay any Permitted Indebtedness secured by a Permitted Lien on the assets subject to such Corporate Transaction, (ii) the fees and expenses (including, without limitation, attorneys’ fees, investment banking fees, brokerage fees, consultant fees and other customary fees) incurred by the Borrower or any of its Subsidiaries in connection with such Corporate Transaction, (iii) taxes paid or reasonably estimated to be payable in connection with or attributable to such Corporate Transaction and (iv) any reserve for adjustment in respect of the sale price or any liabilities associated with such Corporate Transaction retained by the Borrower or any of its Subsidiaries, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and any indemnification obligations associated with such transaction.
A “Change in Control” shall be deemed to occur if:
(a) any Person becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of Borrower representing 50% or more of the combined voting power of Borrower’s then outstanding securities eligible to vote for the election of Borrower’s Board of Directors (the “Borrower Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any Non-Qualifying Transaction, as defined in paragraph (b);
(b) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Borrower or any of its Subsidiaries that requires the approval of Borrower’s stockholders (without giving effect to any waiver obtained or sought in connection therewith), whether for such transaction or the issuance of securities in the transaction (a “Business Combination” which, for the avoidance of doubt shall not include a reverse stock split), provided, that such Business Combination shall not be deemed a Change in Control, if immediately following such Business Combination: more than 80% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented exclusively by Borrower Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented exclusively by shares into which such Borrower Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Borrower Voting Securities among the holders thereof immediately prior to the Business Combination. Any Business Combination which satisfies all the criteria specified in the provision above shall be a “Non-Qualifying Transaction” and shall not be deemed to be a “Change in Control”; or
(c) the consummation of a sale of all or substantially all of Borrower’s assets.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely because any Person acquired beneficial ownership of more than 50% of the Borrower Voting Securities as a result of a Borrower Buy Back which reduces the number of Borrower Voting Securities outstanding, unless after such Borrower Buy Back such Person becomes the beneficial owner of additional Borrower Voting Securities by acquiring additional Borrower Voting Securities that increases the percentage of outstanding Borrower Voting Securities beneficially owned by such Person.

“Collateral” shall mean the “Collateral” as defined in the Security Agreements, and the Canadian Collateral.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Corporate Transaction” shall mean any merger, amalgamation, reorganization, or consolidation of or with the Borrower or any of its Subsidiaries or any sale, assignment, transfer, or other disposition of all or any portion of the assets of the Borrower or of any of its Material Subsidiaries (other than any sale, assignment, transfer, or other disposition of assets for value received, in the ordinary course and consistent with past practice, and to a Person that is not a Subsidiary, unless such Subsidiary is a Guarantor), any sale/leaseback transaction, any sale or issuance of indebtedness (other than Permitted Indebtedness), equity securities, or convertible or derivative instruments (whether for debt or equity), including without limitation in connection with any rights offering, other than: (i) a disposition to the Borrower or a Guarantor from the Borrower or a Subsidiary of Borrower; (ii) a disposition of cash equivalents; (iii) a disposition of damaged, worn-out, surplus, or obsolete assets, (iv) any event of loss or settlement of litigation; (v) the creation of any lien permitted by the terms hereof; (vi) any sale of property subject to a capital lease to the lessor under such capital lease; (vii) in connection with the issuance of directors’ qualifying shares; (viii) the issuance of equity securities pursuant to the exercise of any stock purchase warrants outstanding as of the Original Closing Date, (ix) the issuance of any equity securities pursuant to awards granted to employees or directors of the Company pursuant to any of the Company's equity incentive plans existing as of the date hereof, or (x) a Qualifying Rights Offering.
“Default” shall mean the occurrence of an event that would be an Event of Default but for the passage of time or the giving of notice, or both.
“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
“Guarantor” shall mean each Person, if any, that executes and delivers to Lender a guaranty or guarantee of any or all of the Obligations (including, without limitation, mCore International, Inc. and the Canadian Guarantor) and “Guarantors” shall mean all Guarantors, collectively.
“Guaranty” shall mean each guaranty or guarantee delivered to Lender by a Guarantor in respect of the Obligations, as amended, restated, supplemented and/or otherwise modified from time to time as permitted thereunder.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Loan Documents” shall mean, collectively, this Note, the Guaranties, and all other notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or Guarantors in connection with this Note.
“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition,

business, prospects, performance or operations of Borrower and its Subsidiaries, considered as a whole; (b) the legality, validity or enforceability of this Note or any of the other Loan Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrower or any Guarantor to repay the Obligations or of Borrower or any Guarantor to perform its obligations under this Note or any of the other Loan Documents as and when to be performed; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Note or any of the other Loan Documents.
“Material Subsidiary” shall mean each Subsidiary of Borrower that is not a Non-Material Subsidiary.
“Non-Material Subsidiary” shall meanMotricity Singapore Pte. Ltd., a corporation organized under the laws of Singapore, PT Motricity Indonesia, a corporation organized under the laws of Indonesia, Motricity India Private Limited, a corporation organized under the laws of India, Motricity Malaysia Sdn Bhd (Private Limited), a corporation organized under the laws of Malaysia, 2125122 Ontario Inc., a corporation organized under the laws of Ontario (Canada), GSM Information Network B.V., organized under the laws of the Netherlands, and Motricity (UK) Limited, organized under the laws of England and Wales, Motricity Cayman Ltd., organized under the laws of Grand Cayman, or Motricity France SAS and Motricity SAS, each a corporation organized under the laws of France.
“Obligations” shall mean any and all loans and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any or all of Borrower or any Guarantor to Lender that arises under this Note and/or any of the other Loan Documents, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, or after the commencement of any case with respect to Borrower or any Guarantor under the United States Bankruptcy Code, Canadian Debtor Relief Laws, or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.
“Original Closing Date” shall mean September 16, 2011.
“Original Note” that certain Promissory Note in the face amount of $20,000,000.00 dated September 16, 2011, made by the Borrower, payable to the order of Lender.
“Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
“PPSA” means the Personal Property Security Act (Ontario) and the personal property security laws or laws relating to movable property of each jurisdiction in Canada other than the

Province of Ontario, as applicable.
“Qualifying Rights Offering” shall mean the first rights offering to stockholders of Borrower with gross proceeds of less than or equal to $30,000,000.00 consummated by Borrower after the date hereof and prior to September 30, 2012.
“Security Agreements” shall mean: (i) that certain Security Agreement dated as of the Original Closing Date by and between Borrower and Lender, as amended, restated, supplemented and/or otherwise modified from time to time; (ii) that certain Amended and Restated Security Agreement dated as of the date by and among Borrower, mCore International, Inc., any other Guarantor and Lender, as amended, restated, supplemented and/or otherwise modified from time to time; (iii) the Canadian Security Agreement, and “Security Agreement” shall mean any one of the Security Agreements.
“Section 382” shall mean Section 382 of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor provision.
“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“Tax Benefits” shall mean net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, or any “net unrealized built-in loss” within the meaning of Section 382, of Borrower or any Subsidiary thereof, provided, further, that for purposes of determining the amount of Tax Benefits, as used in Section 5(i) herein, the portion of Tax Benefits relating to (i) general business credit carryovers, (ii) alternative minimum tax credit carryovers and (iii) foreign tax credit carryovers, shall be calculated by dividing any such tax credit carryovers by 35%.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).
15.    Amendment and Restatement.
This Note is executed in substitution of, is a replacement for, and constitutes an amendment and restatement of, but does not repay or satisfy, the Original Note, the outstanding principal balance of which, together with capitalized interest added to the principal balance of the Original Note and other interest accrued through the date hereof, and fees or charges in connection therewith, shall remain outstanding under this Note. Effective as of the date hereof, the Original Note shall be null and void without further recourse to the parties, provided that nothing herein shall be construed to constitute a satisfaction of principal of the Original Note or any interest thereon, or fees or charges in connection therewith. Borrower hereby confirms that this Amended and Restated Promissory Note, as it may be amended, amended and restated, modified, or supplemented from time to time, constitutes the “Note” as defined in the Security Agreements and that the security interests granted therein shall continue to be in full force and effect.

[Remainder of Page Intentionally Left Blank]

WITNESS:        MOTRICITY, INC.

/s/ C. Stephen Cordial            By: /s/ James R. Smith, Jr.
C. Stephen Cordial            Name: James R. Smith, Jr.
Title: President and Interim Chief
Executive Officer

Signature Page to Amended and Restated Promissory Note